Exhibit 99.1

GlyEco Appoints 20-Year Glycol Recycling Veteran as COO
Company Positions for Substantial Growth in Recycled Glycol Sales in 2014
 GlyEco, Inc.
January 8, 2014 8:00 AM

PHOENIX, Jan. 8, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") appointed its SVP Sales, Mergers and Acquisitions, Todd Smith, as its new chief operating officer.

Mr. Smith brings more than 20 years of glycol recycling experience to his new role as COO of the Company. Previously, as an owner and operator, Mr. Smith grew a glycol recycling business to $4 million in annual revenue, and he was nominated in 2000 and 2003 for the SBA's Small Business Entrepreneur of the Year Award. Mr. Smith is one of the founders of GlyEco and has served as its SVP Sales, Mergers and Acquisitions since 2010.

"Todd has led the successful completion and integration of seven key acquisitions for GlyEco," stated John Lorenz, chairman and CEO of GlyEco. "His involvement in the development of many of our company programs, including our sales, marketing, operations, and regulatory compliance systems, provides a solid foundation for his new role. I look forward to working closely with Todd as we begin to ramp production of recycled refinery-grade glycol."

GlyEco recently received independent third-party lab verification that confirms the Company's ability to recycle waste glycol, a hazardous material, to refinery-grade glycol standards. GlyEco is branding its Type EG-1 compliant product as GlyEco Certified T1 Recycled Glycol.

Mr. Lorenz continued, "In the U.S. alone, we have a $5 billion market opportunity with our proprietary technology for producing refinery-grade recycled glycol. Our production capacity continues to increase through ongoing plant upgrades at our network of facilities, and with commercial quantities already being produced, I believe GlyEco is positioned for substantial growth in 2014."

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com